Exhibit 99.1

MoSys Co-founder and CEO Fu-Chieh Hsu Resigns

Sunnyvale, CA — December 31, 2004 — Monolithic System Technology, Inc. (MoSys), (NASDAQ: MOSY) announced that it’s Chairman, President and CEO Dr. Fu-Chieh Hsu has resigned from the company effective December 30, 2004. Dr. Hsu, a co-founder of the company, cited recent health problems as the reason for his resignation from the company.

Carl Berg, a member of the MoSys Board of Directors and an original investor in MoSys stated, “We are all very saddened by the departure of one of the company’s founders and one of Silicon Valley’s leading technologists. We recognize Fu-Chieh’s significant contributions and personal sacrifices in building the company.”

Mr. Berg added, “2004 has certainly been a challenging year for everyone at MoSys. We all wish Fu-Chieh a quick recovery and return to good health.”

MoSys’ CFO, Mark Voll will assume responsibility for operations at the company and report directly to the Board during the time the Board conducts a search for a new CEO.

ABOUT MOSYS

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 80 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.MoSys.com.

1T-SRAM® is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.